                                                                      Exhibit 14


INDEPENDENT AUDITORS' CONSENT

Merrill Lynch Global Technology Fund, Inc.:


We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-66637 of our reports dated May 17, 1999 appearing in the annual reports to shareholders of Merrill Lynch Global Technology Fund, Inc. for the period ended March 31, 1999 and Merrill Lynch Technology Fund, Inc. for the year ended March 31, 1999, and to the reference to us under the captions "Financial Highlights" and "Experts" in the Prospectus, which is a part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Princeton, New Jersey
May 28, 1999